As filed with the Securities and Exchange Commission on April 7, 2026

Registration No. 333-248089

Registration No. 333-208500

Registration No. 333-150944

Registration No. 333-142745

Registration No. 333-136705

Registration No. 333-113914

Registration No. 333-104711

Registration No. 333-64552

Registration No. 333-59842

Registration No. 333-55822

Registration No. 333-35730

Registration No. 333-32460

Registration No. 333-93591

Registration No. 333-92159

Registration No. 333-87505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 248089

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 208500

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 150944

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 142745

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 136705

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 113914

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 104711

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-64552

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-59842

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-55822

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-35730

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-32460

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-93591

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92159

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-87505

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SWK HOLDINGS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	77-0435679
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5956 Sherry Lane, Suite 650
Dallas, TX 75225
(972) 687-7250

2010 Equity Incentive Plan

Kana Software, Inc. 1999 Stock Incentive Plan

Broadbase Software, Inc. 1999 Equity Incentive Plan

Kana Communications, Inc. 1999 Employee Stock Purchase Plan

Broadbase Software, Inc. 2000 Stock Incentive Plan

Broadbase Software, Inc. 1996 Equity Incentive Plan

Broadbase Software, Inc. 1999 Stock Purchase Plan

Aperios, Inc. 1998 Incentive and Nonqualified Stock Option Plan

Panopticon, Inc. 1999 Stock Plan

Rubric, Inc. 1997 Stock Option Plan

Servicesoft Technologies, Inc. 1994 Amended and Restated Stock Option Plan

1999 Stock Option and Grant Plan
Silknet Software, Inc. 1999 Employee Stock Purchase Plan
Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan
Silknet Software, Inc. 1999 Non-Employee Director Stock Option Plan
Silknet Software, Inc. Employee Stock Option Plan
Insite Marketing Technology, Inc. 1997 Stock Option Plan

Kana Communications, Inc. 1999 Special Stock Option Plan

Business Evolution, Inc. 1999 Stock Plan

NetDialog, Inc. 1997 Stock Plan

Connectify, Inc. 1998 Stock Plan

(Full titles of the plans)

c/o RWAY Growth Finance Corp
R. David Spreng
205 N. Michigan Ave., Suite 4200
Chicago, Illinois, 60601
(Name and address of agent for service)

(312) 698-6902

(Telephone number, including area code, of agent for service)

Copies to:

Rajib Chanda, Esq.
Jonathan L. Corsico, Esq.
Steven Grigoriou, Esq.
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Telephone: (202) 636-5500
Fax: (202) 636-5502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments related to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Avadel Pharmaceuticals plc (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) are being filed to deregister any and all shares of the Company’s ordinary shares, nominal value $0.01 per share (“Ordinary Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration File No. 333-248089, filed with the SEC on August 17, 2020, relating to the registration of 1,000,000 shares of Common Stock for issuance under the 2010 Equity Incentive Plan.
2.	Registration File No. 333-208500, filed with the SEC on December 11, 2015, relating to the registration of 450,000 shares of Common Stock for issuance under the 2010 Equity Incentive Plan.
3.	Registration File No. 333-150944, filed with the SEC on May 15, 2008, relating to the registration of 3,781,010 shares of Common Stock for issuance under the Kana Software, Inc. 1999 Stock Incentive Plan and the Broadbase Software, Inc. 1999 Equity Incentive Plan.
4.	Registration File No. 333-142745, filed with the SEC on May 9, 2007, relating to the registration of 3,327,252 shares of Common Stock for issuance under the Kana Software, Inc. 1999 Stock Incentive Plan and the Broadbase Software, Inc. 1999 Equity Incentive Plan.
5.	Registration File No. 333-136705, filed with the SEC on August 17, 2006, relating to the registration of 5,599,301 shares of Common Stock for issuance under the Kana Software, Inc. 1999 Stock Incentive Plan and the Broadbase Software, Inc. 1999 Equity Incentive Plan
6.	Registration File No. 333-113914, filed with the SEC on March 24, 2004, relating to the registration of 2,633,976 shares of Common Stock for issuance under the Kana Communications, Inc. 1999 Stock Incentive Plan, Broadbase Software, Inc. 1999 Equity Incentive Plan and Kana Communications, Inc. 1999 Employee Stock Purchase Plan.
7.	Registration File No. 333-104711, filed with the SEC on April 23, 2003, relating to the registration of 6,731,364 shares of Common Stock for issuance under the Kana Communications, Inc. 1999 Stock Incentive Plan, Kana Communications, Inc. 1999 Employee Stock Purchase Plan and Broadbase Software, Inc. 1999 Equity Incentive Plan.
8.	Registration File No. 333-64552, filed with the SEC on July 3, 2001, relating to the registration of 45,828,248 shares of Common Stock for issuance under the Broadbase 1999 Equity Incentive Plan, 2000 Stock Incentive Plan, 1996 Equity Incentive Plan, 1999 Stock Purchase Plan, Aperio, Inc. 1998 Incentive and Nonqualified Stock Option Plan, Panopticon, Inc. 1999 Stock Plan, Rubric, Inc. 1997 Stock Option Plan and Servicesoft Technologies, Inc. 1994 Amended and Restated Stock Option Plan and 1999 Stock Option and Grant Plan, as amended.

9.	Registration File No. 333-59842, filed with the SEC on April 30, 2001, relating to the registration of 10,000,000 shares of Common Stock for issuance under the Kana Communications, Inc. 1999 Stock Incentive Plan.
10.	Registration File No. 333-55822, filed with the SEC on February 16, 2001, relating to the registration of 4,665,994 shares of Common Stock for issuance under the Kana Communications, Inc. 1999 Stock Incentive Plan and Kana Communications, Inc. 1999 Employee Stock Purchase Plan.
11.	Registration File No. 333-35730, filed with the SEC on April 27, 2000, relating to the registration of 3,740,500 shares of Common Stock for issuance under the Silknet Software, Inc. 1999 Employee Stock Purchase Plan, Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan, Silknet Software, Inc. 1999 Non-Employee Director Stock Option Plan, Silknet Software, Inc. Employee Stock Option Plan and Insite Marketing Technology, Inc. 1997 Stock Option Plan.
12.	Registration File No. 333-32460, filed with the SEC on March 14, 2000, relating to the registration of 4,038,941 Ordinary Shares for issuance under the Kana Communications, Inc. 1999 Special Stock Option Plan, 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan.

13.	Registration File No. 333-93591, filed with the SEC on December 23, 1999, relating to the registration of 101,965 shares of Common Stock for issuance under the Business Evolution, Inc. 1999 Stock Plan and the NetDialog, Inc. 1997 Stock Plan.
14.	Registration File No. 333-92159, filed with the SEC on December 6, 1999, relating to the registration of 31,085 shares of Common Stock for issuance under the Connectify, Inc. 1998 Stock Plan.
15.	Registration File No. 333-87505, filed with the SEC on September 21, 1999, as amended by that Post-Effective Amendment No.1, filed with the SEC on September 24, 1999, relating to the registration of 5,200,000 shares of Common Stock for issuance under the Kana Communications, Inc. 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan.

On April 6, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 9, 2025 (the “Merger Agreement”), by and among the Registrant, RWAY Growth Finance Corp. (“RWAY”), RWAY Portfolio Holding Corp., RWAY Portfolio Corp. and Runway Growth Capital LLC, RWAY acquired the Registrant pursuant to a series of merger transactions (the “Merger”). As a result of the Merger, the Registrant was merged out of existence with RWAY continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 10, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on April 7, 2026.

RUNWAY GROWTH FINANCE CORP., as successor by merger to SWK HOLDINGS CORPORATION

By:	/s/ Thomas B. Raterman
Name:	Thomas B. Raterman
Title:	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.